ISPAT International N.V.
                            Global Stock Option Plan

                          Effective September 15, 1999


                         (as amended February 17, 2003)








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Contents



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Article 1.  Establishment, Objectives, and Duration                            1

Article 2.  Definitions                                                        1

Article 3.  Administration                                                     3

Article 4.  Shares Subject to the Plan                                         3

Article 5.  Eligibility and Participation                                      3

Article 6.  Awards                                                             4

Article 7.  General Provisions                                                 6





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The ISPAT International N.V. Global Stock Option Plan

Article 1. Establishment, Objectives, and Duration

         1.1 Establishment of the Plan. ISPAT International N.V., incorporated under the laws of the Netherlands, (hereinafter referred to as the "Company"), hereby establishes a worldwide stock option plan to be known as "The ISPAT International N.V. Global Stock Option Plan" (hereinafter referred to as the "Plan"), as set forth herein.

         1.2 Purpose. The purpose of the Plan is to advance the interests of the Company by giving certain key employees a stake in the Company's future growth and success, to increase such employees' focus on the Company's stock price, and to strengthen the alignment of interest between such employees and the Company's shareholders through the increased ownership of shares of the Company's common stock.

         1.3 Duration of the Plan. The Plan shall become effective as of September 15, 1999 (the "Effective Date"). The Plan shall terminate on September 14, 2009. No Award may be granted after the termination date of the Plan, but Awards theretofore granted shall continue in force beyond that by a Participant pursuant to an Option.

Article 2. Definitions

         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1 "Affiliate" means any entity in which the Company has an ownership interest of fifty percent (50%) or more.

        2.2 "Amsterdam Shares" means Class A Shares in bearer form traded on the Amsterdam Stock Exchange.

        2.3    "Award" means a grant of an Option or a SAR under the Plan.

        2.4 "Award Period" means (i) the period commencing on and ending forty-two (42) days after September 15, 1999; and (ii) thereafter, a period commencing on and ending forty-two (42) days after the announcement of the results for the second quarter or the fourth quarter of the Company's financial years; provided that, if the Company is prevented by statute, order, regulation or government directive or insider dealing rules from granting Awards within any such periods then the Committee may grant Awards within the period of twenty-one (21) days after the lifting of such restriction. The Committee may grant an Award outside these periods in order to recruit or retain an Eligible Employee.

        2.5 "Board" or "Board of Directors" means the Managing Board (Directle) of the Company.

        2.6 "Committee" means the Plan Administration Committee of the Board or such other committee appointed by the Board to administer the Plan.




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        2.7    "Common Stock" means the Class A Shares, par value NLG 0.01*
               per share, of the Company.

        2.8 "Designated Broker" means the Donaldson, Lufkin & Jenrette Company, or any such other institution that the Board may designate from time to time.

        2.9 "Disability" or "Disabled" means qualifying for benefits under a long-term disability pay plan maintained by the Company of any Affiliate, or as required by or available under applicable law, or in the absence of any such plan or law, as determined by the Committee.

        2.10 "Eligible Employee" means senior management at the Company or any of its Affiliates.

        2.11 "Fair Market Value" means the average of the high and low prices of a share of Common Stock on the New York Stock Exchange on the last day on which a trade occurred preceding the relevant date, or as otherwise determined by the Committee.

        2.12 "Grant Date" means such date, as determined by the Committee, upon which Awards are granted to Participants pursuant to the terms of this Plan.

        2.13 "New York Shares" means Class A Shares in registered form on the register maintained by the Company's Transfer Agent and traded on the New York Stock Exchange.

        2.14 "Option" means a right to purchase a specified number of shares of Common Stock at the Option Exercise Price.

        2.15 "Option Exercise Price" means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option

        2.16 "Participant" means an Eligible Employee who is an employee (including a director or an officer) of the Company or any of its Affiliates and who has been selected by the Committee, in its sole discretion, to receive an Award or who has outstanding an Award granted under the Plan, or where the context so requires, a former Eligible Employee or any person becoming entitled to any such Award in consequence of the death of the original Participant.

        2.17 "Retirement" means, strictly for purpose of this Plan, retirement at age 60, or otherwise with the consent of the Committee.

        2.18 "Rotterdam Shares" means Class A Shares in registered form registered in the Rotterdam Register.

        2.19 "SAR" means an Award pursuant to which the Participant receives a right to a cash settlement payment upon exercise equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the SAR Exercise Price multiplied by the number of SARs granted.



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* The par value of the Class A Shares was changed to Euro 0.01 on December 31,
2001

        2.20 "SAR Exercise Price" shall have the meaning ascribed to such term in Section 6.1(b).

        2.21 "Transfer Agent" means the Bank of New York, or any such other institution that the Board may designate from time to time.

Article 3. Administration

         The Plan and all Awards granted pursuant hereto shall be administrated by the Committee. The Committee may, from time to time, adopt rules and regulations for carrying out the provisions and purposes of the Plan. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan; provided, however, that the Committee or the Board may designate persons other than members of the Committee to carry out such responsibilities of the Committee under the Plan as it may deem appropriate. Any interpretation or construction of any provision of this Plan by the Committee shall be final and conclusive upon all parties. No member of the Committee or the Board shall be liable for any action or determination made hereunder in good faith.

Article 4.  Shares Subject to the Plan

         4.1 Number of Shares Available for Awards. The number of shares of Common Stock available with respect to all Awards granted under the Plan shall not exceed ten million (10,000,000) in the aggregate, subject to adjustment under Section 4.2 herein.

         4.2 Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Company through a corporate transaction, such as any merger, any acquisition through the issuance of Common Stock, any consolidation, any separation of the Company (including a spin-off or other distribution of Common Stock), any reorganization of the Company, or any partial or complete liquidation of the Company, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares of Common Stock subject to the Plan; (b) the number of shares of Common Stock for which Awards may be granted or awarded to any Participant; (c) the number of Options and the Option Exercise Price with respect to outstanding Options; (d) the number of SARs and the SAR Exercise Price with respect to outstanding SARs; and (e) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes.

Article 5.  Eligibility and Participation

         An Award may be granted by the Committee, in its discretion, only to an Eligible Employee who is actively employed (including appointed as a director or an officer) by the Company or any Affiliate on the Grant Date. The granting of Awards under the terms of this Plan is made at the sole discretion of the Committee and does not entitle a Participant to receive future Awards. The adoption of this Plan shall not be deemed to give any Eligible Employee any right to be granted an Award, except to the extent as may be determined by the Committee.



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Article 6. Awards

         6.1 Awards. The Award to each Participant under the Plan shall consist of either Options, or SARs. The Committee shall determine (a) the number of shares of Common Stock to be covered by each Award; (b) when Awards are first exercisable and the period of exercise; (c) the exercise price; and (d) any withholding requirements. An Award may only be granted in an Award Period. The Award shall be evidenced by the issue of a certificate in a form as may be amended by the Committee from time to time and which shall contain details of the number of shares of Common Stock covered by the Award and the terms and conditions of the Award. No consideration shall be payable for the Award.

         (a) Term of Award. The term of each Award shall be no more then ten (10) years from the Grant Date, except as provided in
                  Section 6.1(h).

         (b) Exercise Price. The Option Exercise Price, or the SAR Exercise Price with respect to SARs, shall be not less than the Fair Market Value of the Common Stock on the Grant Date. Notwithstanding the immediately preceding sentence, the Option Exercise Price or the SAR Exercise Price, as the case may be, may never be less than the par value of the Common Stock.

         (c) Limitations on Exercise. Awards do not provide the Participant with any rights or interests until they vest and become exercisable in accordance with the following:

                  (i) An Award shall vest in its entirety upon the Participant's termination of employment due to death, Disability, or Retirement; or

                  (ii) Otherwise, one-third of the Award shall vest, on a cumulative basis, upon each of the first, second, and third anniversaries of the Grant Date, provided the Participant has continued in the employment of the Company or an Affiliate through such anniversary or anniversaries.

                  Awards which are exercisable at the time of termination of employment continue to be exercisable until terminated as described in Section 6.1(d).

                  Awards which are not and do not become exercisable at the time of the Participant's termination of employment shall, coincident therewith, terminate and be of no force or effect.

         (d) Termination of Awards. Except as otherwise provided under the terms of an Award, the Awards, which become exercisable as provided in Section 6.1(c) above, shall terminate and be of no force or effect as follows:

                  (i) If the Participant's employment terminates during the term of an Award by reason of death, Disability, or Retirement, the Award terminates and has no force or effect upon the earlier of (a) three (3) years after the date of termination, or (b) the expiration of the term of the Award as provided in Section 6.1(a);


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                  (ii)     If the Participant's employment terminates during the
                           term of an Award for any other reason, the Award terminates and has no force or effect upon the earlier of (a) three (3) months after the date of termination, or (b) the expiration of the term of the Award as provided in Section 6.1 (a); and

                  (iii) If the Participant continues in the employ of the Company or an Affiliate through the term of an Award, the Award terminates and has no force or effect upon the expiration of its term as provided in Section 6.1(a).

         (e) Nontransferability. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

         (f) Exercise of Options. Options may be exercised by delivery of written irrevocable election to exercise to the Designated Broker, with a copy to the General Manager for Finance of the Company. Such election: (a) shall be signed by the Participant or his or her legal representative; (b) shall specify the number of Options being exercised and thus the number of full shares of Common Stock then elected to be purchased with respect to the Options; and (c) shall be accompanied by payment in full of the Option Exercise Price for the shares of Common Stock to be purchased.

                  Options shall not be exercised and shares of Common Stock shall not be delivered, transferred, sold, or offered in or from the Netherlands. The shares of Common Stock delivered to a Participant who has exercised his or her option shall be New York Shares, and shall not be exchangeable, in whole or in part, against Amsterdam Shares or Rotterdam Shares.

                  As promptly as practicable after receipt of the election to exercise, the Transfer Agent shall cause to be issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the shares of Common Stock so purchased. Such certificates shall be issued in the Participant's name (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant's spouse).

                  The Option Exercise Price shall be payable in full either: (a) in cash or its equivalent (acceptable cash equivalents shall be determined at the sole discretion of the Committee); or (b) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the shares of Common Stock which are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Exercise Price); or (c) by a combination of
                  (a) and (b).



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                  Subject to the approval of the Committee (as defined in the
                  Plan), the Participant may be permitted to exercise pursuant to a "cashless exercise" procedure, as permitted under United States Federal Reserve Board's Regulation T, subject to securities law restrictions, or by any other means which the Committee, in its sole discretion, determines to be consistent with the Plan's purpose and applicable law.

         (g) Stock Appreciation Rights. The Committee may grant SARs in lieu of Options under the Plan.

                  SARs may be exercised by delivery of an irrevocable election to exercise to the Designated Broker, with a copy to the General Manager for Finance. Such election: (a) shall be signed by the Participant or his or her legal representative, and (b) shall specify the number of SARs being exercised. As promptly as practicable after receipt of the election to exercise, the Participant or his or her legal representative, as the case may be, shall be paid a cash settlement payment equal to the difference between the SAR Exercise Price and the Fair Market Value of the Common Stock on the date of exercise multiplied by the number of SARs being exercised.

         (h) Additional Terms. The Board may, in its discretion: (a) establish local country plans as subplans to this Plan, each of which may be attached as an Appendix hereto; and (b) take any action, before or after an Award is made, which it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals; provided that the Board may not take any action hereunder which would violate any securities law or any governing statute.

Article 7.  General Provisions

         7.1 No Additional Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, or confer upon any Participant any right to continue in the employ of the Company.

No employee shall have the right to be selected to receive an Award under this Plan or having been so selected, to be selected to receive a future Award.

Neither the Award nor any benefits arising under this Plan shall constitute part of a Participant's employment contract with the Company or any Affiliate, and accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

         7.2 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits and obligations to which Participant may be entitled from the Company or any Affiliate, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

         7.3 Rights as a Stockholder. A Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares as determined by the records of the Transfer Agent.



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         7.4    Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company's right to terminate the Participant's employment at any time.

         7.5 Binding Effect. Any decision made or action taken by the Company, the Board, or by the Committee arising out of or in connection with the construction, administration, interpretation, and effect of the Plan shall be conclusive and binding upon all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

         7.6 Inalienability of Benefits and Interest. No benefit payable under, or interest in, the Plan, other than by will or by the laws of descent and distribution, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void and no such benefits or interest shall be in any manner liable for or subject to debts, liabilities, engagements, or torts of any Participant or beneficiary.

         7.7 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         7.8 Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

         7.9 Amendments. The Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; however, no amendment, suspension, or termination of the Plan shall be permitted that would impair or diminish, in any material respect, any outstanding Award without the written consent of the Participant to whom such Award was granted.

         7.10 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Common Stock under the Plan prior to:

         (a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

         (b) Completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

         7.11 Listing. The Company may use at reasonable endeavors to register the shares of Common Stock allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national or foreign securities laws, stock exchange, or automated quotation system.


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         7.12   Governing Law. Except for any subplan established pursuant to
Section 6.1(h), the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of state of New York.